Exhibit 10.2

PRIVATE AND CONFIDENTIAL

Date: 08/06/2023

JENERIC OFFSHORE PTE. LTD.

80 WEST COAST ROAD

#05-15

CLEMENTIWOODS CONDOMINIUM

SINGAPORE 126816

Dear Sir,

Your BUSINESS INSTALMENT LOAN has been approved (Loan No. 06852548).

We’re pleased to inform you that we’ve approved your Business Instalment Loan (the ‘Loan’) on the following terms:

Loan Amount and Tenure

The Business Instalment Loan amount of SGD 420,750.00 is available to you in your Loan Repayment Account no. 0105373567 on 08/06/2023.

The Total Loan amount is SGD 425,000.00

The Loan tenure is 60 months.

Interest Rate

The interest rate for the Loan is at the floating rate of 0.68% per annum (‘Margin’) ABOVE our prevailing Business Instalment Loan Board Rate. We reserved the right to vary the interest rate. The Business Instalment Loan Board Rate is currently at 9% per annum and is subject to change from time to time at our sole discretion.

Monthly Repayment Amount

Your Monthly Repayment amount is SGD 8,963.22 for 60 months.

Your First instalment is due on 01/07/2023.

Subsequent monthly instalment will due on the First of each month.

You’re required to ensure there are sufficient funds in your Loan Repayment Account for the Monthly Repayment amount within the period set above. Your Monthly Repayment amount is subject to change depending on the Interest Rate and the Business Instalment Loan Board Rate.

Partial Prepayment

You may by giving 1 month prior written notice to prepay part of the Loan, provided that all prepayments shall be of at least SGD10,000 and in further multiples of SGD5,000. A fee of 3% on sums prepaid prior to the expiry of the Loan tenure shall be charged. The monthly instalments after each prepayment shall be revised accordingly unless otherwise stated or agreed by us, and we will inform you of the revised monthly instalments, where applicable.

Full Redemption

You may by giving 1 month prior written notice to repay the Loan in full. A fee (or such other fee as may be specified at any time at our sole discretion) shall be charged if the Loan is fully redeemed prior to the expiry of the Loan tenure in the following manner:

▪	5% of the outstanding Loan amount if redeemed within First 12 months from the date of disbursement of the Loan.

▪	3% of the outstanding Loan amount, if redeemed after 1 month from the date of disbursement of the Loan.

Annual Fee

We’ve received the First year annual fee of SGD 4,250.00. For each subsequent year, an annual fee of SGD100 will be imposed in advance and shall be debited from your Loan Repayment Account when the Annual Fee becomes payable till such time the Loan is repaid in full. Notwithstanding the above, we reserve our rights and in our sole and absolute discretion to vary the annual fee at any time and in any way.

Special Requests

A fee of SGD250 (or such other amount as may be determined by the Bank in its absolute discretion) shall be charged for any:

▪	request to convert/vary the interest applicable to the Loan; or,

▪	request to restructure the Loan; or,

▪	addition/changes to the names of the guarantor (if any); or,

▪	such requests as may be received by the Bank from time to time.

Any such requests stated as the above are subject to conditions that we may specify, and which are effective upon our acceptance.

Default Fee and Default Interest for Overdue Instalments

Default fee of SGD100 shall be charged for any overdue instalment on the Loan. In addition to the default fee, interest rate of 10% above our prevailing Business Instalment Loan Board Rate shall be levied on all overdue instalments until the date of payment (both before and after judgment). We reserve our rights to vary the interest rate at any time.

Terms and Conditions

The Loan is subject to the Business Instalment Loan Terms and Conditions as well as the applicable terms and conditions entered into with the Bank (including but not limited to the General ~~Business~~ Banking Terms and Conditions (including the terms relating to Lending Services, Trade Services and Foreign Exchange Services) as the same may be updated or amended from time to time at sc.com/sg/business/booklet). All references to the Bank's ‘facility letter’ in the General ~~Business~~ Banking Terms and Conditions shall be construed to refer to the terms set out in the Business Instalment Loan Facility Request Form and the Business Instalment Loan Terms and Conditions. In the event of any inconsistency between the terms in this letter and the terms in the Business Instalment Loan Terms and Conditions, the terms in the Business Instalment Loan Facility Request Form and Business Instalment Loan Terms and Conditions shall prevail.

If you need any clarification, please contact our Client Contact Centre at +65 6743 3000 from Monday to Friday, 9am to 6pm.

Thank you for banking with Standard Chartered.

Standard Chartered (Singapore) Limited. (stamp)

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